Exhibit 99.1

BUILD-A-BEAR WORKSHOP REPORTS FIRST QUARTER FISCAL 2026 RESULTS

ST. LOUIS, MO (May 28, 2026) – Build-A-Bear Workshop, Inc. (NYSE: BBW) today announced results for the first quarter of fiscal year 2026 ended May 2, 2026.

●	First-quarter total revenues were $125.3 million, compared to $128.4 million
●	First-quarter pre-tax income was $23.9 million, compared to $19.6 million; adjusted pre-tax income was $16.9 million[1]
●	First-quarter diluted earnings per share (“EPS”) totaled $1.45, compared to $1.17; adjusted EPS totaled $1.03[1]
●	For the first quarter of 2026, the Company returned $14.2 million to shareholders through share repurchases and quarterly dividends
●	The Company updates its fiscal 2026 revenue and pre-tax income outlook, incorporating revised sales expectations and tariff refund

“Although there were positive highlights for the period, given a more uncertain economic environment, with consumer traffic posing a challenge, our results were lower-than-expected for the quarter. While we are taking steps to address this, our focus remains on executing the strategic initiatives designed to leverage the power of the Build-A-Bear brand as we transition to Chris Hurt’s leadership,” commented Sharon Price John, President and Chief Executive Officer of Build-A-Bear Workshop.

Chris Hurt, Chief Operations Officer and Chief Executive Officer-elect of Build-A-Bear Workshop, added, “Looking to the balance of the year, we remain focused on continuing to drive long-term growth by increasing the number of experience locations across the globe, including the back-half grand opening of our new multi-level store in Orlando, and expanding our wholesale business. Even with that, when reflecting on our less-than-expected first quarter direct-to-consumer performance and the overall economic environment, we have chosen to lower our annual revenue guidance, while, notably, still maintaining a range above last year’s record result. Separately, given the tariff refund, we have simultaneously increased our pre-tax outlook.”

Voin Todorovic, Chief Financial Officer of Build-A-Bear Workshop, concluded, “Supported by the continued strong profitability and diversification of our business, solid cash flow generation and disciplined capital allocation enabled us to return $46 million to shareholders over the past 12 months through share repurchases and quarterly dividends, including over $14 million in the first quarter.”

1 See supplemental schedules for additional information, including the GAAP and Non-GAAP reconciliations.

First Quarter Fiscal 2026 Results

(13 weeks ended May 2, 2026, compared to the 13 weeks ended May 3, 2025)

●	Total revenues were $125.3 million and decreased 2.4%

●	Net retail sales were $113.5 million and decreased 5.1%
●	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouses or its stores) decreased 26.1%
●	Commercial and international franchise revenues were a combined $11.8 million and increased 34.1%

●

Pre-tax income was $23.9 million, or 19.0% of total revenues, compared to $19.6 million, or 15.3% of total revenues, in the prior-year quarter. The 370-basis point increase in pre-tax margin reflects a 700-basis-point increase in gross margin, including a 560 basis-point benefit from the $7 million International Emergency Economic Powers Act (“IEEPA”) tariff refund related to prior fiscal year costs, with the remaining 140-basis-points primarily driven by selective price increases, and deleverage from higher occupancy costs. These gains were partially offset by a 310-basis-point increase in selling, general, and administrative expense (“SG&A”), mainly from higher total compensation costs, general inflationary pressures, and longer-range investments, as well as lower interest income. Excluding the $7 million tariff refund related to prior fiscal year costs, adjusted pre-tax income was $16.9 million,[1] or 13.5% of revenue.

●

Diluted EPS of $1.45, compared with $1.17, reflecting higher pre-tax income and a lower share count, partially offset by a higher income tax rate. Excluding the $7 million impact from the tariff refund related to prior fiscal year costs, adjusted EPS totaled $1.03.[1]

●

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $27.8 million, increased by 20.2%, and represented 22.2% of total revenues. Excluding the $7 million impact from the tariff refund related to prior fiscal year costs, adjusted EBITDA was $20.8 million, representing 16.6% of total revenues.[1]

Store Activity

For the quarter, the Company delivered net new unit growth of seven global experience locations, comprised of one corporately-managed location, three partner-operated locations, and three franchise locations. At the end of the quarter, Build-A-Bear had 669 global locations, comprised of 376 corporately-managed locations, 181 partner-operated locations, and 112 franchise locations.

Balance Sheet

At the end of the first quarter, cash and cash equivalents totaled $26.2 million, a decrease of $18.1 million, or 40.9%, compared to $44.3 million at the end of the first quarter last year. The Company finished the quarter with no borrowings under its revolving credit facility.

Inventory at quarter end was $77.8 million, an increase of $5.6 million, or 7.7%, mainly driven by tariffs, as well as inventory levels required to support expected increases in sales activity. The Company remains comfortable with the level and composition of its inventory.

For the first quarter, capital expenditures totaled $6.9 million, compared to $2.9 million last year.

Return of Capital to Shareholders

For the first quarter, the Company utilized $11.4 million in cash to repurchase 248,118 shares of common stock and paid shareholders a $2.9 million quarterly cash dividend.

Since the end of the first quarter through May 27, the Company has utilized $3.3 million in cash to repurchase an additional 89,966 shares of its common stock. The Company has $47.0 million remaining under the board-authorized $100.0 million stock repurchase program adopted on September 11, 2024.

2026 Outlook

The Company updates its 2026 outlook, decreasing revenue and revising pre-tax income guidance.

Specifically, for fiscal 2026 the Company now expects:

●	Total revenue of $530 million to $550 million
●	Pre-tax income of $72 million to $78 million

This updated pre-tax income outlook reflects an approximately $13 million IEEPA tariff refund, partially offset by lower-than-expected operating performance. Excluding the approximately $7 million impact from the tariff refund related to prior fiscal year costs, for fiscal 2026 the Company expects adjusted pre-tax income of $65 million to $71 million.1

Our outlook also reflects approximately $10 million of ongoing Section 122 tariffs and related costs, assuming the current 10% tariff rate remains in effect for the balance of the year, as well as approximately $3 million in longer-range investments.

In addition, for fiscal 2026, the Company continues to expect:

●	Net new unit growth of at least 50 experience locations through a combination of corporately-managed, partner-operated, and franchise business models
●	Commercial revenue growth of at least 20%
●	Capital expenditures of $22 million to $25 million
●	Depreciation and amortization to approximate $16 million
●	Income tax rate to approximate 24%, excluding discrete items

The Company’s outlook considers various factors, including tariffs, labor costs, changes in freight expense, and ongoing inflationary challenges. Separately, the Company’s outlook does not contemplate any further material changes in the geopolitical environment, macroeconomic conditions, relevant foreign currency exchange rates, or tariffs, including the timing and amount of tariff refund recoveries.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Webcast and Conference Call Information

Today, at 9:00 a.m. ET, Build-A-Bear Workshop will host a conference call with investors and financial analysts to discuss its financial results. The call will be webcast on Build-A-Bear’s Investor Relations website at https://IR.buildabear.com.

The dial-in number for the live conference call is (201) 493-6780 (toll/international) or (877) 407-3982 (toll-free). The access code is Build-A-Bear. The live Internet broadcast may be accessed at https://IR.buildabear.com. The call is expected to conclude by 10:00 a.m. ET.

A replay of the conference call webcast will be available on the investor relations website for one year. A telephone replay will be available from approximately 1:00 p.m. ET on Thursday, May 28, 2026, until 11:59 p.m. ET on Thursday, June 18, 2026, and can be accessed by calling (412) 317-6671 (toll/international) or (844) 512-2921 (toll-free). The access code is 13759998.

About Build-A-Bear

Founded in 1997, Build‑A‑Bear is a leading global retailtainment brand on a mission to add a little more heart to life. At Build-A-Bear, guests are invited to create personalized furry friends through a unique stuffing, dressing, accessorizing and naming process, accentuated by a memorable "heart ceremony" that creates moments of connection for people of all ages.

Over the years, Build‑A‑Bear has grown into a multi‑generational phenomenon, positioned at the intersection of pop‑culture trends. Beyond its signature retail experience, the brand also offers pre‑stuffed plush, gifting, partnerships with best‑in‑class licensed and collectible characters, and original storytelling through Build‑A‑Bear Entertainment, LLC. Build‑A‑Bear’s current brand platform and message, “The Stuff You Love,” crosses ages and cultures while celebrating nearly 30 years of helping people mark life’s meaningful moments.

Today, Build‑A‑Bear operates more than 650 company-owned, partner-operated, and franchise experience locations across more than 30 countries, complemented by buildabear.com. Build‑A‑Bear Workshop, Inc. (NYSE: BBW) reported $529.8 million in total revenues for fiscal 2025, representing the Company's 5th consecutive year of record results. Learn more at the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the captions entitled “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 16, 2026, and other periodic reports filed with the SEC which are incorporated herein.

All our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects, and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

Investor Relations Contact

Gary Schnierow, Vice President, Investor Relations & Corporate Finance

garys@buildabear.com

Media Relations Contact

pr@buildabear.com

###

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	May 2,	% of Total	May 3,	% of Total
	2026	Revenues (1)	2025	Revenues (1)
Revenues:
Net retail sales	$113,466	90.6	$119,589	93.1
Commercial revenue	10,948	8.7	7,623	5.9
International franchising revenue	856	0.7	1,183	1.0
Total revenues	125,270	100.0	128,395	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	40,338	35.6	51,571	43.1
Cost of merchandise sold - commercial (1)	4,419	40.4	3,014	39.5
Cost of merchandise sold - international franchising (1)	641	74.9	824	69.7
Total cost of merchandise sold	45,398	36.2	55,409	43.2
Consolidated gross profit	79,872	63.8	72,986	56.8

Selling, general and administrative expense	56,126	44.8	53,555	41.7
Interest expense (income), net	(134)	(0.1)	(200)	(0.2)
Income before income taxes	23,880	19.1	19,631	15.3
Income tax expense	5,581	4.5	4,312	3.4
Net income	$18,299	14.6	$15,319	11.9

Income per common share:
Basic	$1.45		$1.17
Diluted	$1.45		$1.17
Shares used in computing common per share amounts:
Basic	12,584,388		13,080,301
Diluted	12,638,710		13,144,243

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising revenue, respectively.  Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	May 2,	January 31,	May 3,
	2026	2026	2025
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$26,247	$26,755	$44,342
Inventories, net	77,806	82,203	72,299
Receivables, net	31,630	21,459	13,800
Prepaid expenses and other current assets	12,149	9,603	12,156
Total current assets	147,832	140,020	142,597

Operating lease right-of-use asset	$119,622	121,129	92,699
Property and equipment, net	73,778	70,926	59,260
Deferred tax assets	7,243	7,370	7,667
Other assets, net	5,610	6,008	6,080
Total Assets	$354,085	$345,453	$308,303

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	15,994	$15,318	$15,890
Accrued expenses	33,932	26,104	24,273
Operating lease liability short term	28,276	28,651	26,507
Gift cards and customer deposits	14,260	15,289	14,851
Deferred revenue and other	4,142	5,264	3,830
Total current liabilities	96,604	90,626	85,351

Operating lease liability long term	97,414	98,647	72,957
Other long-term liabilities	1,048	1,152	1,313

Stockholders' equity:
Common stock, par value $0.01 per share	126	128	132
Additional paid-in capital	59,919	60,821	61,602
Accumulated other comprehensive loss	(10,939)	(10,760)	(11,295)
Retained earnings	109,913	104,839	98,243
Total stockholders' equity	159,019	155,028	148,682
Total Liabilities and Stockholders' Equity	$354,085	$345,453	$308,303

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	May 2,	May 3,
	2026	2025

Other financial data:

Retail gross margin ($) (1)	$73,128	$68,018
Retail gross margin (%) (1)	64.4%	56.9%
Capital expenditures (2)	$6,869	$2,907
Depreciation and amortization	$4,002	$3,700

Store data (3):
Number of corporately-managed retail locations at end of period
North America	334	328
Europe	42	41
Total corporately-managed retail locations	376	369

Number of franchise stores at end of period	112	96

Number of third-party retail locations at end of period	181	148

Corporately-managed store square footage at end of period (4)
North America	748,434	733,675
Europe	58,166	57,015
Total square footage	806,600	790,690

(1)

Retail gross margin represents net retail sales less cost of merchandise sold - retail.  Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.

(2)	Capital expenditures represents cash paid for property, equipment, and other assets.

(3)

Excludes e-commerce. North American stores are located in the United States, Puerto Rico and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.

(4)

Square footage for stores located in North America is leased square footage.  Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands except per share data)

The following table provides a reconciliation of pre-tax income to adjusted pre-tax income for the periods indicated:

	13 Weeks	13 Weeks
	Ended	Ended
	May 2,	May 3,
	2026	2025
Income before income taxes (pre-tax)	$23,880	$19,631
IEEPA tariff refund related to fiscal 2025(1)	(7,000)	-
Adjusted income before income taxes (pre-tax)	$16,880	$19,631

The following table provides a reconciliation of net income to adjusted net income and net income per diluted share to adjusted net income per diluted share for the periods indicated:

	13 Weeks	13 Weeks
	Ended	Ended
	May 2,	May 3,
	2026	2025
Net income	$18,299	$15,319
IEEPA tariff refund related to fiscal 2025, tax affected(2)	(5,338)	-
Adjusted net income	$12,961	$15,319

Net income per diluted share (EPS)	1.45	1.17

Adjusted net income per diluted share (adjusted EPS)	1.03	1.17

The following table provides a reconciliation of pre-tax income to Earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA for the periods indicated:

	13 Weeks	13 Weeks
	Ended	Ended
	May 2,	May 3,
	2026	2025
Income before income taxes (pre-tax)	$23,880	$19,631
Interest (income) expense, net	(134)	(200)
Depreciation and amortization expense	4,002	3,700
EBITDA	$27,748	$23,131
Adjustments to EBITDA
IEEPA tariff refund related to fiscal 2025(1)	(7,000)	-
Adjusted EBITDA	$20,748	$23,131

The following table provides a reconciliation of fiscal 2026 pre-tax income outlook to Adjusted pre-tax income outlook:

	Fiscal 2026 outlook
Income before income taxes (pre-tax)	$72,000	$78,000
IEEPA tariff refund related to fiscal 2025(1)	(7,000)	(7,000)
Adjusted income before income taxes (pre-tax)	$65,000	$71,000

(1)	Relates to tariff refund attributable mainly to the second half of fiscal 2025
(2)	Relates to tariff refund attributable mainly to the second half of fiscal 2025 net of income tax effect